Exhibit 10.4

Note: The within Purchase Contract calls for the Registrant to purchase goods for an aggregate purchase price of $4,750,000, subject to the terms and conditions thereof. The supplier name, supplier’s payment agent, product catalog number, payment terms, price per unit and number of units specified in this exhibit have been excluded from the exhibit because in the context of the aggregate purchase price, these terms are both not material and would likely cause competitive harm to the registrant if publicly disclosed.

TERMS AND CONDITIONS OF PURCHASE	Number: ____

THESE TERMS AND CONDITIONS OF PURCHASE (“Terms & Conditions”) are made and effective this 28th day of April, 2020, by and between SCWorx Corp., a Delaware Corporation (hereinafter “Purchaser”), and [redacted], a company operating within the country of [redacted] (hereinafter “Seller”). Purchaser and Seller are sometimes hereinafter referred to individually as “Party” and collectively as the “Parties”.

This Agreement for the purchase of COVID-19 IGG/IGM RAPID TEST [redacted] manufactured by [redacted] or equivalent product, with Purchaser’s approval, for which Seller is a distributor of record.(“Products”), constitutes the entire and sole basis upon which Purchaser agrees to purchase Products from Seller, and are the exclusive understanding between Purchaser and Seller covering the Products (hereinafter collectively “the Contract”). Any additional or different terms and/or conditions proposed by Purchaser or Seller, whether by: (i) quotation; (ii) acknowledgment; (iii) invoice; (iv) separate written document; and/or (v) any other means, do not constitute part of the Contract. Any such additional or different terms shall be considered proposals to amend, which are not accepted, unless mutually agreed to in a writing signed by the Parties and/or Manufacturer as applicable. All prior general terms and conditions, contracts, representations, statements, negotiations, and undertakings, whether oral or written, are superseded hereby.

1. Price, Payment, and Requirement.

1.1 Price. Seller will furnish the Products called for hereby in accordance with the specifications, quantities, prices, and delivery terms stated herein. All prices are stated in U.S. Dollars. The line item prices listed herein include all applicable taxes that Seller is legally obligated to collect, except sales tax, which is separately shown where applicable. If Purchaser furnishes a valid tax exemption certificate to Seller, Seller shall neither remit sales or use tax nor charge Purchaser for sales or use tax to the extent permitted by the exemption certificate.

1.2 Purchase Price.

The purchase price is [redacted] per unit plus shipping if requested by Purchaser. Any future orders shall be pursuant to a Purchase Order which incorporates the terms of this Agreement.

1.3 Payment. Any payments hereunder due to [redacted] shall be made via bank wire to [redacted], pursuant to the following payment terms:

Payments: Purchaser agrees to wire funds to [redacted] as follows: a [redacted] deposit on each order made with [redacted] upon order and initial invoice acceptance. Purchaser further agrees to wire to [redacted] the remaining balance of each order upon completion of order and Purchaser’s satisfactory inspection of Products, as provided below, and proof that the product is prepared for shipping. Payment in full for all Products which meet the inspection requirements of Paragraph 3 of this Agreement shall be released to Seller upon Purchaser’s inspection of all the Products and Manufacturer Product documentation and shipping documents, to which inspection if required shall be performed in good faith and in accordance with generally accepted good business practices. Concurrent to Purchaser’s full payment of Product the title to the Product shall vest in the Purchaser. For clarity, if an inspector deems the product to be damaged, Purchaser may reject that portion of the Product, and the balance of the Product shipment accepted. Should Product be rejected, Purchaser must reasonably document the cause for rejection to Seller.

Currency: All payments shall be made in U.S. dollars.

1.4. Requirement: Subject to the terms and conditions hereof, the Seller agrees to sell to Purchaser and the Purchaser agrees to purchase from Seller, upon Purchaser’s satisfactory inspection of the Products and related documents, an aggregate of [redacted] ([redacted]) units of COVID-19 IGG/IGM RAPID TEST [redacted] test kits ordered in 2 tranches. The initial order shall be for [redacted] units to be shipped in two shipments – shipment one of [redacted] units being shipped no later than April 29th, 2020 and the remaining balance of [redacted] units being shipped on or before May 4th, 2020. The remaining [redacted] units shall be shipped within fifteen days of order placement, which shall be no later than May 4, 2020 (at which time the required 50% deposit will be paid). The Product Specifications are as set forth on the Technical Data Sheet provided by the Seller and agreed upon by Purchaser. The Seller represents that the US FDA has authorized the sale of the Products in the US.

1.5 Due Diligence. The Purchaser’s obligations hereunder shall be subject to completion of Purchaser’s due diligence on the Seller, the Manufacturer and the Products, all of which shall be reasonably satisfactory to the Purchaser. If the Purchaser is not satisfied with its due diligence review, it shall notify the Seller in writing on or before Friday May 1, 2020, in which case the Seller shall refund to the Purchaser any payments made by the Purchaser to the Seller for Products that are not then complete or substantially complete. The Seller shall cooperate fully, as long as the Seller is not bound to confidentiality with any other party, with the Purchaser’s due diligence investigation, including without limitation providing all documents and information reasonably requested by the Purchaser.

2. Shipment and Delivery.

2.1 Shipment. All Products to be prepared for shipment in a manner which: (i) follows good commercial practice; (ii) is acceptable by common carriers for shipment; and (iii) is adequate to ensure safe and timely arrival. Prior to shipment, Seller shall deliver Purchaser commercially reasonable shipping documents detailing the Products contained on each pallet, including manufacturer catalog number, product description, lot number(s) and quantity of product.

2.2 Shipping Terms. All Products will be delivered to Purchaser’s shipping agent at the factory, FOB shipping point. Title and risk of loss for all Products will pass to Purchaser at the shipping point. Purchaser may choose at its sole discretion to have Seller arrange for transportation and if this is the case the Seller shall arrange for shipment and bill the Purchaser under a separate invoice,

3. Inspection.

3.1 Inspection. Purchaser must conduct any inspection of the Manufacturer’s Product documentation and shipping documents within one business day of receipt. Purchaser shall also have the right to order its own surveyor (at its own expense) to ensure the quality and quantity of the Products, including conformity to specifications. Parties agree that Purchaser rejection of Product can only be made on the basis that Product does not meet specifications, is damaged, defective, or short on quantity. Purchaser notice of rejection of Product must be made in writing and delivered to Seller by submitting a time and date stamped electronic mail message.

3.2 Seller Support. Seller will provide any necessary and reasonable assistance for Purchaser’s inspections.

4. Invoicing.

4.1 Invoicing. AS ISSUED

5. Cancellation and Termination.

5.1 Termination for Cause. If: (i) Seller fails to make a timely delivery or perform a service in accordance with the Contract(ii) any proceeding is filed by or against Seller in bankruptcy or insolvency, or for appointment for the benefit of creditors; or (iii) Seller is otherwise in material breach of the Contract and fails to remedy such within fifteen (15) calendar days after receipt of written notice from Purchaser, then Purchaser may terminate the Contract by written notice to Seller, at which time Seller shall immediately refund any amounts paid for which goods have not been delivered.

6. Ownership; Good Title; No Liens. Seller warrants that at the time of delivery to Purchaser it will be the sole and exclusive owner of the Products at issue herein and that title to all Products will pass to Purchaser upon possession by Purchaser free and clear of all liens, claims, security interests or encumbrances, and that no materials, equipment or supplies incorporated into any Products sold to Purchaser, or any services performed for Purchaser, under any Order will have been acquired by Seller subject to a contract under which any interest therein or any encumbrance thereon is retained by Seller, or by any other entity, which will survive delivery to Purchaser.

7. Proprietary Information and Publicity.

7.1 Confidentiality Obligation. Each Party will maintain confidential the contents of this Contract as well as any information (electronic and paper) it receives (“Receiving Party”) from the other Party (“Disclosing Party”) of a confidential or proprietary nature relating to the Products or business of such Disclosing Party, regardless of whether the confidential information is marked as proprietary or confidential.

7.2 Other NDAs. The terms and conditions of any Non-Disclosure Contract, or other confidentiality Contract, executed between the Parties are incorporated by reference as if fully set forth herein. In the event of any inconsistency between provisions of these Terms & Conditions and those of any executed confidentiality Contract, the provisions that are most protective of confidential information will take precedence.

7.3 Relief. The Parties agree that breach of this Section 7 will cause the non-breaching Party to suffer irreparable harm for which monetary damages are an inadequate remedy, and that equitable relief is appropriate (including preliminary and permanent injunctive relief in any court of competent jurisdiction).

8. Warranties.

8.1 Warranty. Seller warrants that the Products meet the specifications set forth herein, that they have the necessary FDA authorization to manufacturer and sell the Product and that the Purchaser may use the Product for its intended purpose.

9. Intellectual Property.

9.1 Indemnification Obligation. Seller warrants that to the best of its knowledge after reasonable investigation, the Products do not infringe any intellectual property rights, and it represents and covenants that it has disclosed in a writing attached to these Terms & Conditions pertinent to the disclosure, any limitation on this warranty. Seller shall defend, indemnify and hold Purchaser harmless from any and all costs, expenses (including reasonable attorneys' fees and costs), losses, damages and liabilities incurred due to Products actual or alleged infringement of any patent, copyright, trade secret, trademark, or other intellectual property rights arising out of the use or sale by Purchaser. Both Parties agree to notify each other promptly after receiving notice of alleged infringement and both Parties will be permitted to participate in the defense or settlement thereof.

10. General Indemnification.

10.1 Indemnification Obligation. Each Party agrees to protect, defend, indemnify and hold harmless the other Party, its directors, officers, employees, agents, successors and assigns, from and against any and all claims, liabilities, demands, penalties, forfeitures, suits, judgments and the associated costs and expenses (including reasonable attorney's fees and costs, and expert fees and costs), which the other Party may hereafter incur, become responsible for or pay out as a result of (i) death or bodily injury to the other Party’s employees, agents or representatives, (ii) any violation of governmental law, regulation, or order, (iii) the indemnifying Party’s breach of any term or provision hereof; (iv) the indemnifying Party’s act of willful misconduct in connection with its performance under the Contract; or (v) negligent acts, errors or omissions by the indemnifying Party, its employees, officers, agents, representatives, vendors, or subcontractors in connection with performance of the Contract.

11. Reserved.

12. Force Majeure.

12.1 Neither Party will be liable for delay or failure in performance, in whole or in part, caused by the occurrence of any contingency that could not have been prevented by the affected Party’s (or its other contractors or subcontractors) exercise of reasonable diligence, and that is beyond its reasonable control, including but not limited to war, embargo, supply-chain interruption, national emergency, sanctions, governmental acts or inactions, military operations, blockade, requisition, trade restrictions, strikes, lockouts, labor shortages, quarantine, pandemic, insurrection, revolution, riot or other act of civil disobedience, act of a public enemy, fire, perils of the sea, piracy, terrorism, breakdown of transportation equipment, explosion, flood, storm, earthquake, or other act of God; provided, however, that: (i) when an actual or threatened event delays or is anticipated to delay the timely performance of obligations under the Contract, the affected Party will immediately, and in any event no later than five (5) calendar days, notify the other Party in writing of all relevant information and the anticipated date performance will be completed; and (ii) the other Party will have the right to terminate its obligation to proceed with the uncompleted portion of the Contract at no cost and without penalty, if the delay is more than thirty (30) calendar days.

13. Miscellaneous.

13.1 Reserved.

13.2 Modification and Waiver. Any delay or failure by either Party to pursue any and all of its remedies upon a breach by the other, or to insist upon performance of any provision of the Contract, will not be construed as a waiver of a Party’s rights under the Contract, or applicable state or federal law. No modification to these Terms & Conditions, nor any waiver of any rights, will be effective unless made in a signed writing, and the waiver of any breach or default will not constitute a waiver of any other right hereunder or any subsequent breach or default.

13.3 Independent Contractors. Purchaser and Seller are independent contractors, and their relationship is not one of principal and agent.

13.4 Notice. All notices and other communications required or permitted in connection with these Terms & Conditions will be in writing and will be sent to a Party at its address set forth herein by first class mail, postage prepaid, by facsimile transmission, by electronic mail, or by overnight courier.

13.5 Severability. If for any reason, any part of these Terms & Conditions is deemed invalid, illegal, or otherwise unenforceable, the remainder of the Terms & Conditions will remain in full force and effect.

13.6. Compliance with Laws. Purchaser and Seller agree to comply the U.S. Foreign Corrupt Practices Act, Bank Secrecy Act and other Anti Money Laundering legislation, collectively known as “Anti-Corruption Laws”. Further, Purchaser and Seller agree to comply with all other laws applicable to Purchaser and Seller in relation to this Agreement.

13.7. Compliance with U.S. AML & PTF Regulations. Purchaser and Seller, individually represent, warrant and covenant that neither it, nor any of its affiliates (or any of their respective STRINGS’s, partners or funding sources), is nor will become (i) a person designated by the U.S. Department of Treasury Office of Foreign Asset Control as a "specially designated. national or blocked person" or similar status, (ii) a person described in Section 1 of U. S. Executive Order 13224 issued on September 23, 2001.

(iii) a person otherwise identified by a government or legal authority as a person with whom Purchaser or Seller is prohibited from transacting business; (iv) directly or indirectly owned or controlled by the government of any country that is subject to an embargo by the United States government ; or (v) a person acting on behalf of a government of any country that is subject to an embargo by the United States government. Purchaser and Seller agree to notify the other in writing immediately upon the occurrence of any event which would render the foregoing representations and warranties contained in this Section incorrect.

13.8. Debarment

Purchaser and Seller, independently to the best of their knowledge, represent and warrant that it is not currently excluded, debarred or suspended from participating by any federal department or in any federal department programs or in any federal procurement or no procurement programs (“Ineligible Person”), and that Purchaser or Seller is not using an Ineligible Person individual and will not use an Ineligible Person in the future, in any capacity, in connection with the performance of the services hereunder.

13.9 Reserved.

13.10. Choice of Law and Jurisdiction

This Agreement and any and all related documents and matters arising out of, or relating to it shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflict of laws principles.

13.11. Venue.

The parties hereto irrevocably and unconditionally consent to the jurisdiction of the United States District Court of the Southern District of New York, otherwise, the parties hereto submit to the jurisdiction of any court of competent jurisdiction in the Courts of New York.

3.12. Attorney's Fees:

If any legal action is commenced or necessary to enforce or interrupt the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorney's fees, costs, and necessary disbursements in addition to any other relief to which that party may be entitled.

13.13. Equal Opportunity.

Seller and Purchaser each complies with the Equal Opportunity Clauses set forth in 41 CFR parts 60-1.4(a), and the employee notice found at 29 CFR Part 471, Appendix A to Subpart A, which, if applicable, are incorporated by reference herein. In addition, Seller and Purchaser shall each abide by the requirements of 41 CFR 60.300.5(a) and 60.741.5(a). These regulations prohibit discrimination against qualified individuals on the basis of protected veteran status or disability, and require affirmative action by covered prime contractors and subcontractors to employ and advance in employment qualified protected veterans and individuals with disabilities.

The undersigned have caused these Terms & Conditions to be signed by duly authorized officers or representatives of the Party on whose behalf they are signing for and agree to bind their respective Party hereto.

Purchaser	Seller

SCWorx Corp.	[redacted]

By: /S/ Marc S. Schessel	By:
Print Name: Marc Schessel	Print Name: [redacted]
Title: CEO	Title: CEO

Date: 4/29/2020	Date: 4/29/2020

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